Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Fiscal 2017 Third Quarter Results

Middleton, WI, July 27, 2017 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported results for the third quarter of fiscal 2017 ended July 2, 2017.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2017 Third Quarter Highlights:

•

Net sales of $1.30 billion in the third quarter of fiscal 2017 decreased 4.2 percent compared to $1.36 billion last year.  Excluding the negative impact of $12.0 million of foreign exchange and acquisition sales of $7.2 million, organic net sales fell 3.9 percent from the prior year.

•

Net income of $76.9 million and diluted EPS of $1.31 in the third quarter of fiscal 2017 decreased compared to net income of $101.9 million and diluted EPS of $1.71 in fiscal 2016 primarily due to lower volumes, partially offset by reduced interest expense.

•

Adjusted diluted EPS of $1.71 in the third quarter of fiscal 2017 fell 1.2 percent compared to $1.73 last year primarily due to lower volumes and the negative impact of foreign exchange, partially offset by reduced interest expense and lower average shares outstanding.

•

Operating income of $157.8 million in the third quarter of fiscal 2017 decreased 23.7 percent compared to $206.7 million in fiscal 2016 primarily as a result of lower volumes and the negative impact of foreign exchange, incremental costs of $24.9 million from the Pet division U.S. rawhide safety recall, and additional restructuring costs of $15.7 million, partially offset by lower operating expenses.

•	Operating income margin of 12.1 percent in the third quarter of fiscal 2017 fell 310 basis points compared to 15.2 percent in the prior year.
•

Adjusted EBITDA of $263.9 million in the third quarter of fiscal 2017 decreased 5.5 percent compared to $279.2 million in fiscal 2016.  Excluding the negative impact of foreign exchange of $6.7 million and acquisition EBITDA of $2.6 million, organic adjusted EBITDA of $268.0 million decreased 4.0 percent versus the prior year.

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•	Adjusted EBITDA margin of 20.2 percent in the third quarter of fiscal 2017 was slightly lower compared to 20.5 percent in fiscal 2016 primarily due to mix and the negative impact of foreign exchange.
•

Adjusted free cash flow is expected to grow to approximately $575-$590 million versus $535 million in fiscal 2016 and $454 million in fiscal 2015, based on expected net cash provided from operating activities of $680-$695 million after expected purchases of property, plant and equipment of $105-$115 million.

“Our third quarter performance is not representative of the positive outlook we have for our growth prospects, strategic direction and efficient global operating model,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “A confluence of factors, some macro and others Company-specific, negatively impacted our results in the quarter.

“Systemic U.S. retailer inventory reduction programs and unfavorable early season weather that reduced customer orders and slowed POS predominantly in our seasonal Home & Garden and Global Auto Care businesses impacted sales by approximately $25 million,” Mr. Rouvé said.

“At the same time, we experienced temporary, transitional supply chain challenges with our HHI U.S. distribution center consolidation in Kansas and the GAC U.S. operating consolidation in Ohio that affected shipping levels in the short-term and impacted sales by approximately $24 million,” he said.  “However, both projects remain on schedule and the issues are being quickly addressed with delayed shipments shifted into our fourth quarter.  Despite the start-up challenges, these major consolidation projects will bring a number of important productivity, efficiency and other benefits, including reduced operating costs, lower working capital and even better service to our customers.

“In addition, our voluntary safety recall on June 10 of certain U.S. rawhide dog chews affected our Pet  sales by approximately $11 million and, as expected, the planned exits of low-margin unprofitable businesses of approximately $10 million also impacted our third quarter revenues as we anniversary last year’s exits throughout fiscal 2017,” Mr. Rouvé said.

“On the other hand, we are pleased to report that our e-commerce business was again a bright spot across our entire portfolio with strong, double-digit growth in the third quarter, and we continue to invest more with our retail partners and expand our digital marketing resources especially to drive our innovative and higher-priced products,” he said.

“Despite our third quarter shortfall, we remain confident about our growth prospects as we continue to invest into our innovation pipeline and add resources to pursue our many white space opportunities around the world,” Mr. Rouvé said.  “We also completed two accretive acquisitions in our Pet business which we are quickly integrating.”

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Fiscal 2017 Third Quarter Consolidated Financial Results

Net sales of $1.30 billion in the third quarter of fiscal 2017 decreased 4.2 percent compared to $1.36 billion in fiscal 2016.  Excluding the negative impact of $12.0 million of foreign exchange and acquisition sales of $7.2 million, organic net sales declined 3.9 percent.

Gross profit and gross profit margin in the third quarter of fiscal 2017 were $473.4 million and 36.3 percent, respectively, compared to $530.6 million and 39.0 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to unfavorable mix, the negative impact of the Pet U.S. rawhide safety recall, increased restructuring-related activities and temporary operating start-up inefficiencies, along with the negative impact of foreign exchange.

Operating expenses of $315.6 million in the third quarter of fiscal 2017 fell 2.6 percent compared to $323.9 million in the prior year primarily due to lower general and administrative costs.

Operating income of $157.8 million in the third quarter of fiscal 2017 decreased 23.7 percent versus $206.7 million last year as a result of lower volumes, the negative impact of foreign exchange, the unfavorable impact of the Pet U.S. rawhide safety recall and increased restructuring-related activities.  Operating income margin of 12.1 percent in the third quarter of fiscal 2017 decreased 310 basis points versus 15.2 percent in 2016.

Net income was $76.9 million, or $1.31 diluted EPS, in the third quarter of fiscal 2017 on average diluted shares and common stock equivalents outstanding of 58.9 million.  In the third quarter of fiscal 2016, net income was $101.9 million, or $1.71 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.6 million.  The decrease in net income and diluted EPS was primarily due to reduced volumes, partially offset by lower interest expense.  The Company generated adjusted diluted EPS of $1.71 in the third quarter of fiscal 2017, a decrease of 1.2 percent versus $1.73 in the prior year.

Adjusted EBITDA of $263.9 million in the third quarter of fiscal 2017 decreased 5.5 percent compared to $279.2 million in fiscal 2016.  Personal care and small appliances reported increased adjusted EBITDA.  Excluding the negative impact of $6.7 million of foreign exchange and acquisition EBITDA of $2.6 million, organic adjusted EBITDA of $268.0 declined 4.0 percent versus the third quarter of fiscal 2016.  Reported adjusted EBITDA margin decreased 30 basis points to 20.2 percent compared to 20.5 percent last year.

Fiscal 2017 Nine Months Consolidated Financial Results

Net sales of $3.69 billion in the nine months of fiscal 2017 decreased 2.8 percent compared to $3.79 billion for the same period in fiscal 2016.  Excluding the negative impact of $40.6 million of foreign exchange and acquisition sales of $7.2 million, organic net sales in the nine months of fiscal 2017 fell 1.9 percent from the prior year.

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Operating income of $453.0 million in the nine months of fiscal 2017 decreased from $497.7 million last year, while operating income margin fell 80 basis points to 12.3 percent versus 13.1 percent in 2016.

Net income was $201.0 million, or $3.40 diluted EPS, in the nine months of fiscal 2017 on average shares and common stock equivalents outstanding of 59.1 million.  In the nine months of fiscal 2016, net income was $268.2 million, or $4.51 diluted EPS, on average shares and common stock equivalents outstanding of 59.5 million.  The decrease in net income and EPS was primarily due to increased restructuring-related costs and a higher effective tax rate.  The Company generated adjusted EPS of $4.11 in the nine months of fiscal 2017, an increase of 5.7 percent compared to $3.89 last year primarily as a result of operating efficiencies and lower interest costs, partially offset by the negative impact of foreign exchange.

Fiscal 2017 nine months adjusted EBITDA of $698.2 million declined compared to adjusted EBITDA in the nine months of fiscal 2016 of $715.9 million.  Excluding the negative impact of $17.0 million of foreign exchange and acquisition EBITDA of $2.6 million, organic adjusted EBITDA of $712.6 million declined 0.5 percent in the nine months of fiscal 2017 versus the prior year.  Reported adjusted EBITDA margin of 18.9 percent in the nine months of fiscal 2017 was unchanged versus fiscal 2016.

Fiscal 2017 Third Quarter Segment Level Data

Global Batteries & Appliances (GBA)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance			July 2, 2017	July 3, 2016	Variance
Net Sales	$441.1	$454.1	$(13.0)		(2.9%)	1,464.0	$1,490.3	$(26.3)		(1.8%)
Operating Income	44.9	46.1	(1.2)		(2.6%)	172.0	174.9	(2.9)		(1.7%)
Operating Income Margin	10.2%	10.2%	-	bps		11.7%	11.7%	-	bps
Adjusted EBITDA	64.6	64.3	0.3		0.5%	233.5	228.1	5.4		2.4%
Adjusted EBITDA Margin	14.6%	14.2%	40	bps		15.9%	15.3%	60	bps

Third quarter net sales decreased primarily due to lower personal care and small appliances revenues.  Organic net sales fell 1.0 percent.

Global battery net sales decreased $2.4 million or 1.3 percent.  Solid growth in Europe, primarily in alkaline and hearing aid batteries, and in Latin America was offset by lower revenues in the U.S.  Excluding negative foreign exchange impacts of $2.4 million, organic net sales were unchanged.

Net sales for the global personal care product category decreased $4.9 million or 4.2 percent.  Growth in Latin America was more than offset by lower U.S. and European revenues largely attributable to implemented price increases in Europe, increased competitor promotions and sluggish POS in the U.S.  Excluding negative foreign exchange impacts of $2.3 million, organic net sales declined 2.2 percent.

Net sales in the global small appliances product category fell $5.7 million or 3.8 percent. Higher U.S. revenues from growth in e-commerce and mass channels was more than offset by lower sales in Europe

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and Latin America from a combination of Brexit-related price increases and exits from unprofitable businesses.  Excluding negative foreign exchange impacts of $3.7 million, organic net sales decreased 1.3 percent.

The third quarter operating income decrease was due to lower volumes, the negative impact of foreign exchange and slightly higher depreciation and amortization, partially offset by cost improvements.  Slight increases in adjusted EBITDA and margin were attributable to cost savings and price increases which more than offset lower volumes and the negative impact of foreign exchange.  Excluding foreign exchange impacts of $5.5 million, organic adjusted EBITDA of $70.1 million grew 9.0 percent.

Hardware & Home Improvement (HHI)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance			July 2, 2017	July 3, 2016	Variance
Net Sales	$324.7	$328.5	$(3.8)		(1.2%)	$927.2	$912.9	$14.3		1.6%
Operating Income	45.1	52.4	(7.3)		(13.9%)	137.4	134.1	3.3		2.5%
Operating Income Margin	13.9%	16.0%	(210)	bps		14.8%	14.7%	10	bps
Adjusted EBITDA	62.2	65.2	(3.0)		(4.6%)	178.0	172.5	5.5		3.2%
Adjusted EBITDA Margin	19.2%	19.8%	(60)	bps		19.2%	18.9%	30	bps

Slightly lower third quarter net sales were due to temporary operating start-up issues connected with the U.S. distribution center consolidation project which negatively impacted sales by approximately $20 million, along with the planned exit of unprofitable businesses in Mexico which adversely impacted growth by approximately 1.0 percent.  Given open orders at the end of the third quarter, solid sales growth resumption is expected in the fourth quarter.

Decreases in third quarter operating income, adjusted EBITDA and margins were primarily due to unfavorable product mix.

Global Pet Supplies (PET)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance			July 2, 2017	July 3, 2016	Variance
Net Sales	$189.9	$207.1	$(17.2)		(8.3%)	$576.0	$619.0	$(43.0)		(6.9%)
Operating Income	(5.2)	25.7	(30.9)		(120.2%)	34.4	60.5	(26.1)		(43.1%)
Operating Income Margin	(2.7%)	12.4%	(1,510)	bps		6.0%	9.8%	(380)	bps
Adjusted EBITDA	36.1	37.7	(1.6)		(4.2%)	98.7	98.3	0.4		0.4%
Adjusted EBITDA Margin	19.0%	18.2%	80	bps		17.1%	15.9%	120	bps

The third quarter net sales decline was the result of lower revenues in the U.S. and Europe.  European dog and cat food sales declined largely from the acceleration of the planned exit of a pet food customer tolling agreement of $4.7 million.  U.S. companion animal sales were negatively impacted by approximately $11 million from the rawhide dog chew product safety recall, as well as sluggish store traffic in certain channels and the planned exits last year of low-margin private label rawhide and chicken jerky business. These planned exits adversely impacted sales by approximately 2.7 percent. Excluding the unfavorable impact of

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foreign exchange of $2.7 million and acquisition sales of $7.2 million, organic net sales decreased 10.5 percent in the third quarter.

Decreased operating income and margin were primarily driven by the impact of the recall and lower volumes.  Adjusted EBITDA declined as a result of reduced volumes, partially offset by cost savings.  Adjusted EBITDA margin improved due to favorable mix and acquisition sales.  Excluding negative foreign exchange impacts of $1.0 million and acquisition EBITDA of $2.6 million, organic adjusted EBITDA of $34.5 million fell 8.5 percent.

Home and Garden (H&G)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance			July 2, 2017	July 3, 2016	Variance
Net Sales	$192.4	$212.0	$(19.6)		(9.2%)	$374.2	$414.7	$(40.5)		(9.8%)
Operating Income	55.3	63.1	(7.8)		(12.4%)	88.4	106.1	(17.7)		(16.7%)
Operating Income Margin	28.7%	29.8%	(110)	bps		23.6%	25.6%	(200)	bps
Adjusted EBITDA	59.5	67.0	(7.5)		(11.2%)	100.8	118.3	(17.5)		(14.8%)
Adjusted EBITDA Margin	30.9%	31.6%	(70)	bps		26.9%	28.5%	(160)	bps

Lower third quarter net sales were driven by mass and DIY retailer inventory management programs that negatively impacted sales by approximately $17 million and challenging weather that limited POS and customer orders, as well as strong prior-year repellent orders driven by Zika virus concerns.

Operating income, adjusted EBITDA and margins declined in the third quarter predominantly due to lower volumes as well as unfavorable product mix.

Global Auto Care (GAC)

	Three Month Period Ended					Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance			July 2, 2017	July 3, 2016	Variance
Net Sales	$155.8	$159.8	$(4.0)		(2.5%)	$344.2	$353.1	$(8.9)		(2.5%)
Operating Income	32.5	44.5	(12.0)		(27.0%)	80.1	93.1	(13.0)		(14.0%)
Operating Income Margin	20.9%	27.8%	(690)	bps		23.3%	26.4%	(310)	bps
Adjusted EBITDA	50.7	54.2	(3.5)		(6.5%)	115.9	122.0	(6.1)		(5.0%)
Adjusted EBITDA Margin	32.5%	33.9%	(140)	bps		33.7%	34.6%	(90)	bps

Lower third quarter net sales were attributable largely to mass and auto retailer destocking of approximately $8 million, cooler and wet weather conditions versus last year, and temporary start-up issues at GAC’s new Dayton, Ohio operating facility that adversely affected sales by approximately $4 million.

Reduced operating income, adjusted EBITDA and margins in the third quarter were the result of lower volumes and higher marketing investments.

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Liquidity and Debt

Spectrum Brands completed its fiscal 2017 third quarter with a solid liquidity position, including a cash balance of approximately $110 million and more than $385 million available on its $700 million Cash Flow Revolver.

As of the end of the third quarter, the Company had approximately $4,159 million of debt outstanding, consisting of approximately $293 million outstanding on its Cash Flow Revolver, a series of secured Term Loans in the aggregate amount of $1,304 million, $2,306 million of senior unsecured notes, and approximately $256 million of capital leases and other obligations.

During the third quarter, the Company repurchased 487,677 shares of common stock for $62.9 million or $128.92 per share on average.

Fiscal 2017 Outlook

Spectrum Brands expects fiscal 2017 reported net sales to grow above category rates for most categories, along with an anticipated negative impact from foreign exchange of approximately 70 to 90 basis points.

Fiscal 2017 adjusted free cash flow is projected to be approximately $575-$590 million compared to $535 million in fiscal 2016.  Capital expenditures are expected to be in the range of $105 million to $115 million, including rollover spending from fiscal 2016.  These incremental investments will support footprint optimization, vertical integration improvements, technology and innovation and are expected to enhance the Company’s margin structure and organic net sales growth rate.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, July 27.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 46526457.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, August 10.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.04 billion in fiscal 2016. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that adjusted free cash flow is useful to both management and

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investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by (used in) operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2017 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (6) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipated; (7) the unanticipated loss of key members of senior management; (8) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (9) interest rate and exchange rate fluctuations; (10) our ability to utilize our net operating loss carry-forwards to offset tax liabilities from future taxable income; (11) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s); (12) competitive promotional activity or spending by competitors, or price reductions by competitors; (13) the introduction of new product features or technological developments by competitors and/or the

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development of new competitors or competitive brands; (14) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (15) changes in consumer spending preferences and demand for our products; (16) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (17) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (18) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (19) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (20) the impact of pending or threatened litigation; (21) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (22) changes in accounting policies applicable to our business; (23) government regulations; (24) the seasonal nature of sales of certain of our products; (25) the effects of climate change and unusual weather activity; and (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except per share amounts)	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales	$1,303.9	$1,361.5	$3,685.6	$3,790.0
Cost of goods sold	819.3	830.8	2,290.6	2,355.5
Restructuring and related charges	11.2	0.1	16.5	0.4
Gross profit	473.4	530.6	1,378.5	1,434.1
Selling	199.5	201.7	576.6	578.3
General and administrative	85.8	94.2	273.7	276.2
Research and development	14.5	14.6	44.0	42.9
Acquisition and integration related charges	5.8	8.0	15.0	31.2
Restructuring and related charges	10.0	5.4	16.2	7.8
Total operating expenses	315.6	323.9	925.5	936.4
Operating income	157.8	206.7	453.0	497.7
Interest expense	52.4	59.9	158.8	175.8
Other non-operating expense, net	2.1	2.2	2.9	6.5
Income from operations before income taxes	103.3	144.6	291.3	315.4
Income tax expense	24.7	42.5	88.8	46.8
Net income	78.6	102.1	202.5	268.6
Net income attributable to non-controlling interest	1.7	0.2	1.5	0.4
Net income attributable to controlling interest	$76.9	$101.9	$201.0	$268.2
Earnings Per Share
Basic earnings per share	$1.31	$1.72	$3.41	$4.52
Diluted earnings per share	$1.31	$1.71	$3.40	$4.51
Dividends per share	$0.42	$0.38	$1.22	$1.09
Weighted Average Shares Outstanding
Basic	58.7	59.4	58.9	59.3
Diluted	58.9	59.6	59.1	59.5

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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Month Periods Ended
(in millions)	July 2, 2017	July 3, 2016
Cash flows from operating activities
Net income	$202.5	$268.6
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	70.9	70.5
Depreciation	72.2	66.2
Share based compensation	28.4	47.4
Amortization of debt issuance costs	5.4	8.4
Inventory acquisition step-up	0.8	—
Pet safety recall inventory write-off	13.0	—
Write-off of debt issuance costs	2.5	—
Non-cash debt accretion	0.6	1.6
Deferred tax benefit	52.2	(3.1)
Net changes in operating assets and liabilities	(286.1)	(341.7)
Net cash provided by operating activities	162.4	117.9
Cash flows from investing activities
Purchases of property, plant and equipment	(78.1)	(59.6)
Business acquisitions, net of cash acquired	(304.7)	—
Proceeds from sales of property, plant and equipment	4.3	0.8
Other investing activities	(1.2)	(1.9)
Net cash used by investing activities	(379.7)	(60.7)
Cash flows from financing activities
Proceeds from issuance of debt	557.5	203.9
Payment of debt	(223.3)	(270.2)
Payment of debt issuance costs	(5.9)	(1.6)
Payment of cash dividends	(72.1)	(64.6)
Treasury stock purchases	(165.9)	(40.2)
Purchase of non-controlling interest	(12.6)	—
Payment of contingent consideration	—	(3.2)
Share based tax withholding payments, net of proceeds upon vesting	(24.3)	(10.5)
Net cash provided (used) by financing activities	53.4	(186.4)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(1.7)
Net increase in cash and cash equivalents	(165.4)	(130.9)
Cash and cash equivalents, beginning of period	275.3	247.9
Cash and cash equivalents, end of period	$109.9	$117.0

Page 12 / 18

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	July 2, 2017	September 30, 2016
Assets
Cash and cash equivalents	$109.9	$275.3
Trade receivables, net	616.1	482.6
Other receivables	42.2	55.6
Inventories	843.7	740.6
Prepaid expenses and other current assets	94.1	78.8
Total current assets	1,706.0	1,632.9
Property, plant and equipment, net	675.1	542.1
Deferred charges and other	65.3	43.2
Goodwill	2,621.3	2,478.4
Intangible assets, net	2,453.4	2,372.5
Total assets	7,521.1	7,069.1
Liabilities and Shareholders' Equity
Current portion of long-term debt	33.9	164.0
Accounts payable	557.6	580.1
Accrued wages and salaries	68.9	122.9
Accrued interest	45.5	39.3
Other current liabilities	199.2	189.3
Total current liabilities	905.1	1,095.6
Long-term debt, net of current portion	4,066.7	3,456.2
Deferred income taxes	583.9	532.7
Other long-term liabilities	150.2	140.6
Total liabilities	5,705.9	5,225.1
Shareholders' equity	1,806.4	1,800.1
Noncontrolling interest	8.8	43.9
Total equity	1,815.2	1,844.0
Total liabilities and equity	7,521.1	7,069.1

Page 13 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (4) non-cash asset impairments or write-offs realized; (5) and other adjustments. During the three and nine month periods ended July 2, 2017, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and professional fees associated with non-acquisition based strategic initiatives of the Company. During the three and nine month periods ended July 3, 2016, other adjustments consisted of costs associated with the onboarding a key executive and the involuntary transfer of inventory.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  The following is a reconciliation of reported diluted EPS to adjusted diluted EPS for the three and nine month periods ended July  2, 2017 and July  3, 2016, respectively:

	Three Month Periods Ended		Nine Month Period Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Diluted earnings per share, as reported	$1.31	$1.71	$3.40	$4.51
Adjustments:
Acquisition and integration related charges	0.10	0.13	0.25	0.53
Restructuring and related charges	0.36	0.09	0.55	0.14
Debt refinancing costs	0.02	—	0.15	—
Inventory acquisition step-up	0.01	—	0.01	—
Pet safety recall	0.42	—	0.42	—
Other adjustments	0.01	—	0.05	0.02
Income tax adjustment	(0.52)	(0.20)	(0.72)	(1.31)
Total Adjustments	0.40	0.02	0.71	(0.62)
Diluted earnings per share, as adjusted	$1.71	$1.73	$4.11	$3.89

The following summarizes the acquisition and integration related charges incurred by the Company for the three and nine month periods ended July  2, 2017 and July  3, 2016:

	Three Month Periods Ended		Nine Month Period Ended
(in millions)	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
HHI Business	$1.8	$4.4	$5.7	$12.0
PetMatrix	1.7	—	2.0	—
GloFish	0.8	—	0.8	—
Armored AutoGroup	0.6	2.6	3.0	13.2
Shaser	0.2	—	1.4	—
Other	0.7	1.0	2.1	6.0
Total acquisition and integration related charges	$5.8	$8.0	$15.0	$31.2

The following summarizes the restructuring and related charges incurred by the Company for the three and nine month period ended July  2, 2017 and July 3, 2016:

	Three Month Periods Ended		Nine Month Period Ended
(in millions)	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
GAC business rationalization initiative	$12.8	$3.6	$19.8	$3.6
HHI distribution center consolidation	9.0	—	9.1	—
PET rightsizing initiative	2.2	—	2.8	—
Other restructuring activities	(2.8)	1.9	1.0	4.6
Total restructuring and related charges	$21.2	$5.5	$32.7	$8.2

Page 14 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

SALES AND ORGANIC SALES

The following is a summary of net sales by segment for the three and nine month periods ended July  2, 2017 and July  3, 2016, respectively:

	Three Month Period Ended				Nine Month Period Ended
(in millions, except %)	July 2, 2017	July 3, 2016	Variance		July 2, 2017	July 3, 2016	Variance
Consumer batteries	$184.8	$187.2	$(2.4)	(1.3%)	$630.5	$618.0	$12.5	2.0%
Small appliances	145.4	151.1	(5.7)	(3.8%)	455.3	479.3	(24.0)	(5.0%)
Personal care	110.9	115.8	(4.9)	(4.2%)	378.2	393.0	(14.8)	(3.8%)
Global Batteries & Appliances	441.1	454.1	(13.0)	(2.9%)	1,464.0	1,490.3	(26.3)	(1.8%)
Hardware & Home Improvement	324.7	328.5	(3.8)	(1.2%)	927.2	912.9	14.3	1.6%
Global Pet Supplies	189.9	207.1	(17.2)	(8.3%)	576.0	619.0	(43.0)	(6.9%)
Home and Garden	192.4	212.0	(19.6)	(9.2%)	374.2	414.7	(40.5)	(9.8%)
Global Auto Care	155.8	159.8	(4.0)	(2.5%)	344.2	353.1	(8.9)	(2.5%)
Total	$1,303.9	$1,361.5	(57.6)	(4.2%)	$3,685.6	$3,790.0	(104.4)	(2.8%)

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three month period ended July  2, 2017 compared to reported net sales for the three month period ended July 3, 2016, respectively:

	July 2, 2017
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales July 3, 2016	Variance
Consumer batteries	$184.8	$2.4	$187.2	$—	$187.2	$187.2	$-	0.0%
Small appliances	145.4	3.7	149.1	—	149.1	151.1	(2.0)	(1.3%)
Personal care	110.9	2.3	113.2	—	113.2	115.8	(2.6)	(2.2%)
Global Batteries & Appliances	441.1	8.4	449.5	—	449.5	454.1	(4.6)	(1.0%)
Hardware & Home Improvement	324.7	0.3	325.0	—	325.0	328.5	(3.5)	(1.1%)
Global Pet Supplies	189.9	2.7	192.6	(7.2)	185.4	207.1	(21.7)	(10.5%)
Home and Garden	192.4	—	192.4	—	192.4	212.0	(19.6)	(9.2%)
Global Auto Care	155.8	0.6	156.4	—	156.4	159.8	(3.4)	(2.1%)
Total	$1,303.9	$12.0	$1,315.9	$(7.2)	$1,308.7	$1,361.5	(52.8)	(3.9%)

	July 2, 2017
Nine month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales July 3, 2016	Variance
Consumer batteries	$630.5	$9.0	$639.5	$—	$639.5	$618.0	$21.5	3.5%
Small appliances	455.3	14.6	469.9	—	469.9	479.3	(9.4)	(2.0%)
Personal care	378.2	8.0	386.2	—	386.2	393.0	(6.8)	(1.7%)
Global Batteries & Appliances	1,464.0	31.6	1,495.6	—	1,495.6	1,490.3	5.3	0.4%
Hardware & Home Improvement	927.2	(0.8)	926.4	—	926.4	912.9	13.5	1.5%
Global Pet Supplies	576.0	9.0	585.0	(7.2)	577.8	619.0	(41.2)	(6.7%)
Home and Garden	374.2	—	374.2	—	374.2	414.7	(40.5)	(9.8%)
Global Auto Care	344.2	0.8	345.0	—	345.0	353.1	(8.1)	(2.3%)
Total	$3,685.6	$40.6	$3,726.2	$(7.2)	$3,719.0	$3,790.0	(71.0)	(1.9%)

Page 15 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), adjusted EBITDA Margin, and organic adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (5) non-cash asset impairments or write-offs realized; (6) and other adjustments.  During the three and nine month periods ended July 2, 2017, other adjustments consist of estimated costs for a non-recurring voluntary recall of rawhide product by the PET segment and professional fees associated with non-acquisition based strategic initiatives of the Company. During the three and nine month periods ended July 3, 2016, other adjustments consist of costs associated with onboarding a key executive and the involuntary transfer of inventory.  Adjusted EBITDA Margin is calculated by taking the adjusted EBITDA margin as a percentage of Net Sales. Organic adjusted EBITDA excludes the effect of changes in foreign currency exchange rates and acquisitions. The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended July  2, 2017 and July 3, 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended July  2, 2017:

Three month period ended July 2, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$44.2	$44.4	$(5.4)	$55.3	$32.5	$(92.4)	$78.6
Income tax benefit	—	—	—	—	—	24.7	24.7
Interest expense	—	—	—	—	—	52.4	52.4
Depreciation and amortization	19.6	9.8	10.8	4.2	5.1	—	49.5
EBITDA	63.8	54.2	5.4	59.5	37.6	(15.3)	205.2
Stock based compensation expense	—	—	—	—	—	5.3	5.3
Acquisition and integration related charges	0.6	1.8	3.0	—	0.3	0.1	5.8
Restructuring and related charges	0.2	6.2	2.0	—	12.8	—	21.2
Inventory acquisition step-up	—	—	0.8	—	—	—	0.8
Pet safety recall	—	—	24.9	—	—	—	24.9
Other	—	—	—	—	—	0.7	0.7
Adjusted EBITDA	$64.6	$62.2	$36.1	$59.5	$50.7	$(9.2)	$263.9
Net Sales	441.1	324.7	189.9	192.4	155.8	—	1,303.9
Adjusted EBITDA Margin	14.6%	19.2%	19.0%	30.9%	32.5%	—	20.2%

Three month period ended July 3, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$44.8	$52.2	$25.5	$63.1	$44.1	$(127.6)	$102.1
Income tax expense	—	—	—	—	—	42.5	42.5
Interest expense	—	—	—	—	—	59.9	59.9
Depreciation and amortization	18.2	8.8	10.6	3.9	3.8	—	45.3
EBITDA	63.0	61.0	36.1	67.0	47.9	(25.2)	249.8
Stock based compensation expense	—	—	—	—	—	15.9	15.9
Acquisition and integration related charges	0.6	4.0	0.6	—	2.7	0.1	8.0
Restructuring and related charges	0.7	0.2	1.0	—	3.6	—	5.5
Adjusted EBITDA	$64.3	$65.2	$37.7	$67.0	$54.2	$(9.2)	$279.2
Net Sales	454.1	328.5	207.1	212.0	159.8	—	1,361.5
Adjusted EBITDA Margin	14.2%	19.8%	18.2%	31.6%	33.9%	—	20.5%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended July 2, 2017	$64.6	$62.2	$36.1	$59.5	$50.7	$(9.2)	$263.9
Effect of change in foreign currency	5.5	0.6	1.0	—	(0.7)	0.3	6.7
Net EBITDA Excluding Effect of Changes in Currency	70.1	62.8	37.1	59.5	50.0	(8.9)	270.6
Effect of acquisitions	—	—	(2.6)	—	—	—	(2.6)
Organic Adjusted EBITDA	70.1	62.8	34.5	59.5	50.0	(8.9)	268.0
Adjusted EBITDA - three month period ended July 3, 2016	64.3	65.2	37.7	67.0	54.2	(9.2)	279.2
Increase (Decrease) in Adjusted EBITDA	$5.8	$(2.4)	$(3.2)	$(7.5)	$(4.2)	$0.3	$(11.2)
Increase (Decrease) in Adjusted EBITDA (%)	9.0%	(3.7%)	(8.5%)	(11.2%)	(7.7%)	3.3%	(4.0%)

Page 16 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the nine month periods ended July 2, 2017 and July 3, 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the nine month period ended July 2, 2017:

Nine months ended July 2, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$171.4	$136.7	$34.1	$88.4	$80.1	$(308.2)	$202.5
Income tax expense	—	—	—	—	—	88.8	88.8
Interest expense	—	—	—	—	—	158.8	158.8
Depreciation and amortization	57.2	28.0	31.6	12.4	13.9	—	143.1
EBITDA	228.6	164.7	65.7	100.8	94.0	(60.6)	593.2
Stock based compensation expense	—	—	—	—	—	28.4	28.4
Acquisition and integration related charges	3.4	5.6	3.6	—	2.1	0.3	15.0
Restructuring and related charges	1.5	7.7	3.7	—	19.8	—	32.7
Inventory acquisition step-up	—	—	0.8	—	—	—	0.8
Pet safety recall	—	—	24.9	—	—	—	24.9
Other	—	—	—	—	—	3.2	3.2
Adjusted EBITDA	$233.5	$178.0	$98.7	$100.8	$115.9	$(28.7)	$698.2
Net Sales	1,464.0	927.2	576.0	374.2	344.2	—	3,685.6
Adjusted EBITDA Margin	15.9%	19.2%	17.1%	26.9%	33.7%	—	18.9%

Nine months ended July 3, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$171.7	$133.4	$59.8	$106.1	$92.0	$(294.4)	$268.6
Income tax expense	—	—	—	—	—	46.8	46.8
Interest expense	—	—	—	—	—	175.8	175.8
Depreciation and amortization	53.0	26.8	32.0	11.3	13.6	—	136.7
EBITDA	224.7	160.2	91.8	117.4	105.6	(71.8)	627.9
Stock based compensation expense	—	—	—	—	—	47.4	47.4
Acquisition and integration related charges	1.6	11.9	3.9	0.5	12.8	0.5	31.2
Restructuring and related charges	1.2	0.4	2.6	0.4	3.6	—	8.2
Other	0.6	—	—	—	—	0.6	1.2
Adjusted EBITDA	$228.1	$172.5	$98.3	$118.3	$122.0	$(23.3)	$715.9
Net Sales	1,490.3	912.9	619.0	414.7	353.1	—	3,790.0
Adjusted EBITDA Margin	15.3%	18.9%	15.9%	28.5%	34.6%	—	18.9%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - nine month period ended July 2, 2017	$233.5	$178.0	$98.7	$100.8	$115.9	$(28.7)	$698.2
Effect of change in foreign currency	18.2	(3.0)	2.8	—	(1.3)	0.3	17.0
Net EBITDA Excluding Effect of Changes in Currency	251.7	175.0	101.5	100.8	114.6	(28.4)	715.2
Effect of acquisitions	—	—	(2.6)	—	—	—	(2.6)
Organic Adjusted EBITDA	251.7	175.0	98.9	100.8	114.6	(28.4)	712.6
Adjusted EBITDA - nine month period ended July 3, 2016	228.1	172.5	98.3	118.3	122.0	(23.3)	715.9
Increase (Decrease) in Adjusted EBITDA	$23.6	$2.5	$0.6	$(17.5)	$(7.4)	$(5.1)	$(3.3)
Increase (Decrease) in Adjusted EBITDA (%)	10.3%	1.4%	0.6%	(14.8%)	(6.1%)	21.9%	(0.5%)

Page 17 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of forecast net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal year ending September 30, 2017:

(in millions)	Forecasted 2017	2016	2015
Net cash provided from operating activities	$680-695	$615	$444
Cash interest charges related to refinancing	—	15	75
Cash restructuring, acquisition & integration costs	—	—	24
Purchases of property, plant and equipment	(105) - (115)	(95)	(89)
Adjusted free cash flow	$575-590	$535	$454

Page 18 / 18